Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

August 18, 2025 and the Prospectus dated October 30, 2023

Registration No. 333-275214

Charter Communications Operating, LLC

Charter Communications Operating Capital Corp.

$1,250,000,000 5.850% Senior Secured Notes due 2035 (the “2035 Notes”)

$750,000,000 6.700% Senior Secured Notes due 2055 (the “2055 Notes”)

August 18, 2025

Pricing Term Sheet dated August 18, 2025

to the

Preliminary Prospectus Supplement dated August 18, 2025

(the “Preliminary Prospectus Supplement”)

of Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

(the “Issuers”)

This Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Terms Applicable to the 2035 Notes

Issuers:	Charter Communications Operating, LLC (“CCO”) and Charter Communications Operating Capital Corp. (“CCO Capital Corp.”)

Principal Amount:	$1,250,000,000

Title of Securities:	5.850% Senior Secured Notes due 2035

Final Maturity Date:	December 1, 2035

Coupon:	5.850%

Benchmark Treasury:	4.250% due August 15, 2035

Benchmark Treasury Price and Yield:	99-10; 4.335%

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Spread to Benchmark Treasury:	+152 basis points

Yield to Maturity:	5.855%

Issue Price:	99.932%, plus accrued and unpaid interest, if any, from September 2, 2025

Interest Payment Dates:	June 1 and December 1

Record Dates:	May 15 and November 15

First Interest Payment Date:	June 1, 2026

CUSIP Number:	161175 CS1

ISIN Number:	US161175CS13

Optional Redemption:	Prior to the 2035 Par Call Date (as defined below), the 2035 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to each Holder of the 2035 Notes to be redeemed, at a redemption price expressed as a percentage of principal amount equal to the greater of:

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2035 Notes matured on the 2035 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 25 basis points less unpaid interest accrued to the date of redemption, and

(b) 100% of the principal amount of the 2035 Notes to be redeemed,

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2035 Notes on a record date to receive the related interest payment on the related interest payment date).

“2035 Par Call Date” means September 1, 2035.

On or after the 2035 Par Call Date, the 2035 Notes will be redeemable, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to the registered holders thereof at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2035 Notes on a record date to receive the related interest payment on the related interest payment date).

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Terms Applicable to the 2055 Notes

Issuers:	Charter Communications Operating, LLC and Charter Communications Operating Capital Corp.

Principal Amount:	$750,000,000

Title of Securities:	6.700% Senior Secured Notes due 2055

Final Maturity Date:	December 1, 2055

Coupon:	6.700%

Benchmark Treasury:	4.750% due May 15, 2055

Benchmark Treasury Price and Yield:	97-01+; 4.940%

Spread to Benchmark Treasury:	+177 basis points

Yield to Maturity:	6.710%

Issue Price:	99.832%, plus accrued and unpaid interest, if any, from September 2, 2025

Interest Payment Dates:	June 1 and December 1

Record Dates:	May 15 and November 15

First Interest Payment Date:	June 1, 2026

CUSIP Number:	161175 CT9

ISIN Number:	US161175CT95

Optional Redemption:	Prior to the 2055 Par Call Date (as defined below), the 2055 Notes will be redeemable, in whole or in part, at the Issuers’ option, at any time or from time to time, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to each Holder of the 2055 Notes to be redeemed, at a redemption price expressed as a percentage of principal amount equal to the greater of:

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2055 Notes matured on the 2055 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 30 basis points less unpaid interest accrued to the date of redemption, and

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

(b) 100% of the principal amount of the 2055 Notes to be redeemed,

plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2055 Notes on a record date to receive the related interest payment on the related interest payment date).

“2055 Par Call Date” means June 1, 2055.

On or after the 2055 Par Call Date, the 2055 Notes will be redeemable, in whole or in part, at the Issuers’ option, on at least 10 days’ but not more than 60 days’ prior mailed or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) notice to the registered holders thereof at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date (subject to the rights of Holders of the 2055 Notes on a record date to receive the related interest payment on the related interest payment date).

Terms Applicable to Each Series of Notes

Use of Proceeds:	The Issuers intend to use the net proceeds from this offering for general corporate purposes, including to repay certain indebtedness, including the Issuers’ 6.150% Senior Secured Notes due 2026, to fund potential buybacks of Class A common stock of Charter Communications, Inc. and common units of Charter Communications Holdings, LLC, a subsidiary of Charter Communications, Inc., and to pay related fees and expenses.

Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
BofA Securities, Inc.
Deutsche Bank Securities Inc.
Wells Fargo Securities, LLC
Barclays Capital Inc.
Credit Agricole Securities (USA) Inc.
SMBC Nikko Securities America, Inc.
BNP Paribas Securities Corp.
RBC Capital Markets, LLC
Mizuho Securities USA LLC
Goldman Sachs & Co. LLC
TD Securities (USA) LLC

This Pricing Term Sheet is qualified in its entirety by reference to the
Preliminary Prospectus Supplement.

Co-Managers:	CIBC World Markets Corp. Truist Securities, Inc. U.S. Bancorp Investments, Inc. LionTree Advisors LLC

Trade Date:	August 18, 2025

Settlement Date:	September 2, 2025 (T+10)

We expect that delivery of the 2035 Notes and the 2055 Notes (together, the “Notes”) will be made to investors on or about September 2, 2025, which will be the tenth business day following the date of this Pricing Term Sheet (such settlement cycle being herein referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes hereunder during such period should consult their advisors.

Distribution:	SEC Registered (Registration No. 333-275214)

The Issuers and the guarantors have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuers and the guarantors have filed with the SEC for more complete information about the Issuers, the guarantors and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; Telephone: (800) 831-9146; E-mail: prospectus@citi.com, J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717; E-mail: JPMorganPostSale@broadridge.com or Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, New York, NY 10014.